Press Release

For immediate release

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

HighPoint Resources Reports First Quarter 2019 Financial and Operating Results

•	Reported production sales volume of 2.8 million barrels of oil equivalent ("MMBoe") (62% oil) for the first quarter of 2019, represents an increase of 46% from the first quarter of 2018

•	Oil production sales volume of 1.72 million barrels of oil ("MMBbls") for the first quarter of 2019, represents an increase of 51% from the first quarter of 2018

•	Strong EBITDAX growth of 65% from the first quarter of 2018 driven by higher production, low oil price differential and low cost structure

•
Most recent five wells in Hereford reached average cumulative production of approximately 20,000 barrels of oil per well after 60 days of production on controlled flowback, which is consistent with expectations

•	Strong performance from Northeast ("NE") Wattenberg high-fluid intensity completions as initial wells are tracking more than 20% above the base type-curve after 205 days of production

DENVER - May 6, 2019 - HighPoint Resources Corporation (the "Company" or "HighPoint") (NYSE: HPR) today reported first quarter of 2019 financial and operating results, including strong growth in EBITDAX and positive well performance in both Hereford and NE Wattenberg.

For the first quarter of 2019, the Company reported a net loss of $96.2 million, or $0.46 per diluted share. Adjusted net income for the first quarter of 2019 was a net loss of $10.7 million, or $0.05 per diluted share. EBITDAX for the first quarter of 2019 was $76.9 million. Adjusted net income (loss) and EBITDAX are non-GAAP (Generally Accepted Accounting Principles) measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

Chief Executive Officer and President Scot Woodall commented, "We have had an excellent start to the year as we reported solid first quarter results. We delivered year-over-year growth in production sales volumes of 46%, strong EBITDAX growth of 65% and a basin operating margin1 of $30.31 per Boe. We met production guidance despite being impacted by several periods of severe winter weather during the quarter that affected field operations in both NE Wattenberg and Hereford. Overall, our team did an efficient job of working through these issues in a timely fashion."

"Operationally, we are seeing good production results in Hereford as the five most recent wells have reached average cumulative production of approximately 20,000 barrels of oil per well after 60 days. We recently initiated our development optimization program within Hereford, which will provide valuable drilling and completion data and a multi-generational improvement in completion design and allow us to deliver optimum value from the Hereford asset. We also continue to see strong results from our NE Wattenberg high-fluid intensity completions as the initial pilot wells are averaging more than 20% above base type-curve expectations."

1 Basin operating margin is defined as the average realized price per Boe before hedging less lease operating expense, gathering, transportation and process expense and production tax expense

“The recent signing of Colorado Senate Bill 19-181 into law brings certainty to the industry and our stakeholders. We believe its focus on local control should not affect our highly advantaged acreage position, which is located exclusively in rural areas of Weld County. Implementation of this new bill will require changes at the COGCC and multiple rule makings; however, we expect these rule makings will not impact our ability to execute on our future development plans and fully develop our well-positioned acreage within the DJ Basin."

OPERATING AND FINANCIAL RESULTS

The following table summarizes certain operating and financial results for the first quarter of 2019 and 2018 and for the fourth quarter of 2018:

	Three Months Ended March 31,			Three Months Ended December 31,
	2019	2018	Change	2018	Change
Combined production sales volumes (MBoe)	2,798	1,914	46%	3,112	(10)%
Net cash provided by operating activities ($ millions)	$77.7	$54.3	43%	$71.3	9%
Discretionary cash flow ($ millions) (1)	$64.2	$34.9	84%	$79.3	(19)%
Combined realized prices with hedging (per Boe)	$38.01	$37.86	—%	$40.29	(6)%
Net income (loss) ($ millions)	$(96.2)	$(24.9)	(286)%	$222.4	*nm
Per share, basic	$(0.46)	$(0.20)	(130)%	$1.06	*nm
Per share, diluted	$(0.46)	$(0.20)	(130)%	$1.06	*nm
Adjusted net income (loss) ($ millions) (1)	$(10.7)	$(5.9)	(81)%	$1.2	*nm
Per share, basic	$(0.05)	$(0.05)	—%	$0.01	*nm
Per share, diluted	$(0.05)	$(0.05)	—%	$0.01	*nm
Weighted average shares outstanding, basic (in thousands)	209,932	123,596	70%	209,529	—%
Weighted average shares outstanding, diluted (in thousands) (1)	209,932	123,596	70%	209,645	—%
EBITDAX ($ millions) (1)	$76.9	$46.7	65%	$92.1	(17)%

*	Not meaningful.

(1)	Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. Please reference the reconciliations to GAAP financial statements at the end of this release.

The Company reported oil, natural gas and natural gas liquids ("NGL") production of 2.8 MMBoe for the first quarter of 2019, which was an increase of 46% over the first quarter of 2018. Oil volumes totaled 1.72 MMBbls or 62% of total equivalent production sales volumes, which was an increase of 51% over the first quarter of 2018. The Company estimates that approximately 65 MBoe of production was deferred during the first quarter as a result of adverse weather in both NE Wattenberg and Hereford.

Production sales volumes for the first quarter were comprised of approximately 62% oil, 22% natural gas and 16% NGLs.

For the first quarter of 2019, WTI oil prices averaged $54.90 per barrel, Northwest Pipeline ("NWPL") natural gas prices averaged $3.79 per MMBtu and NYMEX natural gas prices averaged $3.15 per MMBtu. Commodity price realizations to benchmark pricing were WTI less $4.01 per barrel of oil and NWPL less $1.58 per Mcf of gas. The NGL price averaged approximately 24% of the WTI price per barrel and was impacted by temporary third-party processing inefficiencies that adversely affected prices.

For the first quarter of 2019, the Company had derivative commodity swaps in place for 17,085 barrels of oil per day tied to WTI pricing at $58.33 per barrel, 12,500 MMBtu of natural gas per day tied to NWPL regional pricing at $3.06 per MMBtu, derivative collars in place for 2,500 MMBtu of natural gas with a ceiling price of $4.45 per MMBtu and a floor price of $3.25 per MMBtu, and no hedges in place for NGLs.

	Three Months Ended March 31,			Three Months Ended December 31,
	2019	2018	Change	2018	Change
Average Realized Prices before Hedging:
Oil (per Bbl)	$50.82	$60.45	(16)%	$56.35	(10)%
Natural gas (per Mcf)	2.21	1.95	13%	2.13	4%
NGLs (per Bbl)	13.29	20.31	(35)%	22.54	(41)%
Combined (per Boe)	36.35	42.24	(14)%	41.88	(13)%

Average Realized Prices with Hedging:
Oil (per Bbl)	$54.01	$53.00	2%	$54.08	—%
Natural gas (per Mcf)	1.98	1.98	—%	2.01	(1)%
NGLs (per Bbl)	13.29	20.31	(35)%	22.54	(41)%
Combined (per Boe)	38.01	37.86	—%	40.29	(6)%

Lease operating expense ("LOE") averaged $4.03 per Boe in the first quarter of 2019 compared to $3.27 per Boe in the first quarter of 2018. First quarter LOE is typically greater compared to the remainder of the year due to higher seasonal operating costs. LOE for the first quarter of 2019 was higher on a year-over-year basis primarily as a result of adverse weather experienced in NE Wattenberg and Hereford and one-time annual compressor maintenance.

Production tax expense averaged $1.39 per Boe in the first quarter of 2019 compared to $2.70 per Boe in the first quarter of 2018. Production taxes for the first quarter of 2019 include an annual true-up of Colorado ad valorem tax based on actual assessments and a true-up of the Colorado severance tax. Production tax is expected to average approximately 8%-9% of revenues for the remainder of 2019.

	Three Months Ended March 31,			Three Months Ended December 31,
	2019	2018	Change	2018	Change
Average Costs (per Boe):
Lease operating expenses	$4.03	$3.27	23%	$2.17	86%
Gathering, transportation and processing expense	0.62	0.22	182%	0.58	7%
Production tax expenses	1.39	2.70	(49)%	3.34	(58)%
Depreciation, depletion and amortization	25.95	21.41	21%	24.53	6%
General and administrative expense	4.52	5.28	(14)%	3.44	31%

Debt and Liquidity

At March 31, 2019, the Company had cash and cash equivalents of $45 million and $404 million available under its $500 million credit facility, after taking into account a $26 million letter of credit, resulting in total liquidity of $449 million. The Company is currently undergoing its semi-annual borrowing base review and expects that its $500 million borrowing base will remain unchanged. Net debt totaled $650.3 million at March 31, 2019.

Capital Expenditures

Capital expenditures for the first quarter of 2019 totaled $126.1 million, which was at the low end of the Company's guidance range of $125-$135 million. The Company operated three drilling rigs during the first quarter and capital projects included spudding 28 gross extended reach lateral ("XRL") wells and placing 12 gross XRL wells on initial flowback.

Capital expenditures included $111.9 million for drilling and completion operations, $0.3 million for leasehold, and $13.9 million for infrastructure and corporate assets.

OPERATIONAL UPDATE

Hereford Field

Production sales volumes for the first quarter of 2019 in Hereford averaged 6,447 Boe/d (72% oil). During the first quarter of 2019, 13 gross wells were spud and 5 gross wells were placed on flowback in February on the eastern portion of drilling and spacing unit ("DSU") 11-63-15. The wells were completed during the fourth quarter of 2018 using the previous standard completion design of approximately 18 barrels of fluid per lateral foot, approximately 1,500 pounds of sand per lateral foot, and controlled flowback. The wells were placed on flowback in February 2019 and have achieved average cumulative production of approximately 20,000 barrels of oil (87% of equivalent volumes) per well after 60 days. The remaining five XRL wells in this section were placed on flowback in April.

An extensive reservoir and geologic technical study of well performance was recently initiated within DSU 11-63-16 and DSU 11-63-17. This entails utilizing microseismic and fiber optic technology to determine the optimal stimulation design and well spacing to be utilized for full scale DSU development. This technology advancement allows for real-time collection of data and performance monitoring that provides immediate feedback with respect to future completions, facilitates the application of completion technology and validates well spacing assumptions. In addition, a methodical sequencing of drilling and completion operations is being implemented to create a buffer zone around active completions to mitigate interference from offset activity and increase stimulation intensity.

The technical study area consists of 23 XRL wells within the two DSUs, incorporates fiber optic monitoring on three wells, well spacing assumptions of 10 to 16 XRL wells per DSU and microseismic monitoring across the area. To date, all 23 XRL wells have been drilled, including the three wells equipped with fiber optic monitoring and completion operations have commenced on the initial pad in DSU 11-63-16. Early drilling and completion data is being processed and real-time integration of the data has commenced. The initial completions will utilize approximately 30 barrels of fluid per lateral foot, which is approximately 70% greater than the previous completion design. It is anticipated that the wells will be placed on initial flowback beginning in second quarter of 2019. Completed well costs for the high-fluid intensity wells are expected to average approximately $4.9 million in 2019, which is approximately 5% lower than wells drilled in the 2018.

Summit Midstream is in the process of expanding its Hereford gas processing complex from 20 MMcf/d to 60 MMcf/d. The new plant is anticipated to be commissioned in the second quarter of 2019.

NE Wattenberg

The Company produced an average of 24,637 Boe/d (59% oil) in the first quarter of 2019 in NE Wattenberg, representing a 19% increase over the first quarter of 2018. For the first quarter of 2019, 15 gross wells were spud and 7 gross wells were placed on flowback. The Company continues to see improved well performance through high-fluid intensity completions. The initial 11 well pilot program has reached average cumulative production of approximately 77,000 barrels of oil (80% of equivalent volumes) per well after approximately 205 days of production and are tracking more than 20% above the base NE Wattenberg type-curve. The Company remains highly encouraged by the results of the program and this completion design has been implemented as the new standard for future development.

Drilling operations are currently focused on the central portion of NE Wattenberg in DSU 5-61-34 (7 XRL wells) and DSU 5-61-35 (7 XRL wells). The wells are anticipated to be completed during the second quarter of 2019. In addition, completion activity continues on the western portion of the field in DSU 4-63-3 (4 standard reach lateral wells) and DSU 4-63-5 (7 XRL wells). The wells are expected to be placed on flowback beginning in the third quarter of 2019.

2019 OPERATING GUIDANCE

The Company is reiterating its 2019 operating guidance and providing second quarter of 2019 guidance for capital expenditures and production as discussed below.

See "Forward-Looking Statements" below.

•	Capital expenditures of approximately $350-$380 million, unchanged

◦	Second quarter of 2019 capital expenditures are expected to be approximately $120-$130 million

•	Production of 12.5-13.0 MMBoe, unchanged

◦
Second quarter 2019 production is expected to approximate 2.8-2.9 MMBoe (approximately 62% oil) and incorporates downtime associated with the commissioning of the Summit Midstream natural gas process facility in Hereford

•	Lease operating expense of $35-$39 million, unchanged

•	Cash general and administrative expense of $41-$45 million, unchanged

•	Gathering, transportation and processing costs of $10-$12 million, unchanged

•	Unused commitment for firm natural gas transportation charges of $18-$19 million, unchanged

COMMODITY HEDGES UPDATE

The following table summarizes our current hedge position as of May 6, 2019:

	Oil (WTI) Swaps		Oil (WTI) Collars			Natural Gas (NWPL) Swaps
Period	Volume Bbls/d	Price $/Bbl	Volume Bbls/d	Floor $Bbl	Ceiling $/Bbl	Volume MMBtu/d	Price $/MMBtu
2Q19	17,250	$59.18	—	$—	$—	7,000	$2.11
3Q19	16,731	$59.00	3,000	$55.00	$77.56	7,000	$2.11
4Q19	16,712	$59.01	3,000	$55.00	$77.56	7,000	$2.11
1Q20	15,000	$60.13	—	$—	$—	—	$—
2Q20	12,500	$59.87	—	$—	$—	—	$—
3Q20	10,000	$58.90	—	$—	$—	—	$—
4Q20	10,000	$58.90	—	$—	$—	—	$—
1Q21	1,000	$57.13	—	$—	$—	—	$—
2Q21	1,000	$57.13	—	$—	$—	—	$—

Realized sales prices will reflect basis differentials from the index prices to the sales location.

UPCOMING EVENTS

First Quarter Conference Call and Webcast

The Company plans to host a conference call on Tuesday, May 7, 2019, to discuss first quarter 2019 results. The call is scheduled at 10:00 a.m. Eastern time (8:00 a.m. Mountain time). Please join the webcast conference call live or for replay via the Internet at www.hpres.com, accessible from the home page. To join by telephone, call (855) 760-8152 ((631) 485-4979 international callers) with passcode 5283548. The webcast will remain on the Company's website for approximately 7 days and a replay of the call will be available through May 14, 2019 at (855) 859-2056 ((404) 537-3406 international) with passcode 5283548.

An updated corporate slide presentation that will be referenced on the conference call will be available on the “Investor Relations” section of the Company’s website prior to the start of the call.

Investor Events

Members of the Company's management are currently scheduled to participate in the following investor events:

•	May 14-15, 2019 - Tudor, Pickering, Holt & Co. Hotter 'N Hell Conference in Houston, TX

•	June 5-6, 2019 - Bank of America Merrill Lynch 2019 Energy Credit Conference in New York, NY

•	June 10, 2019 - Stifel 2019 Cross Sector Insight Conference in Boston, MA

•	June 11-12, 2019 - Wells Fargo West Coast Energy Conference in San Francisco, CA

•	June 18-19, 2019 - J.P. Morgan Energy Conference in New York, NY

Presentation materials will be posted to the investor relations section of the Company's website at www.hpres.com prior to the start of the events.

WEBSITE INFORMATION

This press release, along with other news about HighPoint, is available at http://investor.hpres.com/news-releases. We routinely post information that may be important to investors in the investor relations section of our website, http://investor.hpres.com/news-releases. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about the Company. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit http://investor.hpres.com/news-releases to sign up for email alerts.

FORWARD LOOKING STATEMENTS

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein; however, these are not the exclusive means of identifying forward-looking statements. In particular, the Company is providing "2019 Operating Guidance", which contains projections for certain second quarter and full-year 2019 operational and financial metrics. Additional forward-looking statements in this release relate to, among other things, future capital expenditures, costs, projects and opportunities, the availability of additional natural gas processing capacity and the impact of regulatory developments.

These and other forward-looking statements in this press release are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to the HighPoint Resources' Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. See our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 for additional information. The Company encourages you to consider the risks and uncertainties associated with projections and other forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website at www.hpres.com.

HIGHPOINT RESOURCES CORPORATION
Selected Operating Highlights
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Production Data:
Oil (MBbls)	1,720	1,137
Natural gas (MMcf)	3,756	2,562
NGLs (MBbls)	452	350
Combined volumes (MBoe)	2,798	1,914
Daily combined volumes (Boe/d)	31,089	21,267

Average Sales Prices (before the effects of realized hedges):
Oil (per Bbl)	$50.82	$60.45
Natural gas (per Mcf)	2.21	1.95
NGLs (per Bbl)	13.29	20.31
Combined (per Boe)	36.35	42.24

Average Realized Sales Prices (after the effects of realized hedges):
Oil (per Bbl)	$54.01	$53.00
Natural gas (per Mcf)	1.98	1.98
NGLs (per Bbl)	13.29	20.31
Combined (per Boe)	38.01	37.86

Average Costs (per Boe):
Lease operating expenses	$4.03	$3.27
Gathering, transportation and processing expense	0.62	0.22
Production tax expenses	1.39	2.70
Depreciation, depletion and amortization	25.95	21.41
General and administrative expense (1)	4.52	5.28

(1)	Includes long-term cash and equity incentive compensation of $0.97 per Boe and $0.75 per Boe for the three months ended March 31, 2019 and 2018, respectively.

HIGHPOINT RESOURCES CORPORATION
Consolidated Condensed Balance Sheets
(Unaudited)

	As of March 31,	As of December 31,
	2019	2018
	(in thousands)
Assets:
Cash and cash equivalents	$44,658	$32,774
Other current assets	62,387	157,007
Property and equipment, net	2,096,160	2,029,523
Other noncurrent assets	9,331	33,156
Total assets	$2,212,536	$2,252,460

Liabilities and Stockholders' Equity:
Current liabilities (1)	$249,755	$248,185
Long-term debt, net of debt issuance costs	687,768	617,387
Other long-term liabilities (1)	158,538	174,790
Stockholders' equity	1,116,475	1,212,098
Total liabilities and stockholders' equity	$2,212,536	$2,252,460

(1)
At March 31, 2019, the estimated fair value of all of the Company's commodity derivative instruments was a liability of $1.4 million, comprised of $4.4 million of current liabilities and offset by $3.0 million of non-current assets. This amount will fluctuate based on estimated future commodity prices and the current hedge position.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per share amounts)
Operating Revenues:
Oil, gas and NGL production	$101,705	$80,831
Other operating revenues, net	275	(21)
Total operating revenues	101,980	80,810
Operating Expenses:
Lease operating	11,277	6,251
Gathering, transportation and processing	1,723	419
Production tax	3,893	5,175
Exploration	25	13
Impairment, dry hole costs and abandonment	322	317
(Gain) Loss on sale of properties	(5)	408
Depreciation, depletion and amortization	72,610	40,985
Unused commitments	4,469	4,538
General and administrative (1)	12,660	10,107
Merger transaction expense	2,414	4,763
Other operating expenses, net	(24)	39
Total operating expenses	109,364	73,015
Operating Income (Loss)	(7,384)	7,795
Other Income and Expense:
Interest and other income	314	691
Interest expense	(13,679)	(13,090)
Commodity derivative gain (loss) (2)	(105,191)	(20,333)
Total other income and expense	(118,556)	(32,732)
Income (Loss) before Income Taxes	(125,940)	(24,937)
(Provision for) Benefit from Income Taxes	29,711	—
Net Income (Loss)	$(96,229)	$(24,937)

Net Income (Loss) per Common Share
Basic	$(0.46)	$(0.20)
Diluted	$(0.46)	$(0.20)
Weighted Average Common Shares Outstanding
Basic	209,932	123,596
Diluted	209,932	123,596

(1)	Includes long-term cash and equity incentive compensation of $2.7 million and $1.4 million for the three months ended March 31, 2019 and 2018, respectively.

(2)	The table below summarizes the realized and unrealized gains and losses the Company recognized related to its oil and natural gas derivative instruments for the periods indicated:

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Included in commodity derivative gain (loss):
Realized gain (loss) on derivatives (1)	$4,649	$(8,388)
Prior year unrealized (gain) loss transferred to realized (gain) loss (1)	(19,759)	6,094
Unrealized gain (loss) on derivatives (1)	(90,081)	(18,039)
Total commodity derivative gain (loss)	$(105,191)	$(20,333)

(1)
Realized and unrealized gains and losses on commodity derivatives are presented herein as separate line items but are combined for a total commodity derivative gain (loss) in the Consolidated Statements of Operations. This separate presentation is a non-GAAP measure. Management believes the separate presentation of the realized and unrealized commodity derivative gains and losses is useful because the realized cash settlement portion provides a better understanding of the Company's hedge position. The Company also believes that this disclosure allows for a more accurate comparison to its peers.

HIGHPOINT RESOURCES CORPORATION
Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Operating Activities:
Net income (loss)	$(96,229)	$(24,937)
Adjustments to reconcile to net cash provided by operations:
Depreciation, depletion and amortization	72,610	40,985
Impairment, dry hole costs and abandonment	322	317
Unrealized derivative (gain) loss	109,840	11,945
Deferred income tax benefit	(29,711)	—
Incentive compensation and other non-cash charges	4,318	835
Amortization of deferred financing costs	640	563
(Gain) loss on sale of properties	(5)	408
Change in operating assets and liabilities:
Accounts receivable	15,470	9,166
Prepayments and other assets	(72)	(111)
Accounts payable, accrued and other liabilities	7,304	822
Amounts payable to oil and gas property owners	(10,906)	9,609
Production taxes payable	4,102	4,715
Net cash provided by (used in) operating activities	$77,683	$54,317
Investing Activities:
Additions to oil and gas properties, including acquisitions	(130,862)	(88,854)
Additions of furniture, equipment and other	(1,309)	(122)
Repayment of debt associated with merger, net of cash acquired	—	(53,357)
Other investing activities	(273)	(157)
Net cash provided by (used in) investing activities	$(132,444)	$(142,490)
Financing Activities:
Proceeds from debt	70,000	—
Principal payments on debt	(1,859)	(116)
Other financing activities	(1,496)	(1,485)
Net cash provided by (used in) financing activities	$66,645	$(1,601)
Increase (Decrease) in Cash and Cash Equivalents	11,884	(89,774)
Beginning Cash and Cash Equivalents	32,774	314,466
Ending Cash and Cash Equivalents	$44,658	$224,692

HIGHPOINT RESOURCES CORPORATION
Reconciliation of Discretionary Cash Flow, Adjusted Net Income (Loss) and EBITDAX
(Unaudited)

Discretionary Cash Flow Reconciliation

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net Cash Provided by (Used in) Operating Activities	$77,683	$54,317
Adjustments to reconcile to discretionary cash flow:
Exploration expense	25	13
Merger transaction expense	2,414	4,763
Changes in working capital	(15,898)	(24,201)
Discretionary Cash Flow	$64,224	$34,892

Adjusted Net Income (Loss) Reconciliation

	Three Months Ended March 31,
	2019	2018
	(in thousands, except per share amounts)
Net Income (Loss)	$(96,229)	$(24,937)
Provision for (Benefit from) income taxes	(29,711)	—
Income (Loss) before income taxes	(125,940)	(24,937)

Adjustments to net income (loss):
Unrealized derivative (gain) loss	109,840	11,945
(Gain) loss on sale of properties	(5)	408
One-time item:
Merger transaction expense	2,414	4,763
(Income) expense related to properties sold	(299)	39
Adjusted Income (Loss) before income taxes	(13,990)	(7,782)
Adjusted (provision for) benefit from income taxes (1)	3,300	1,912
Adjusted Net Income (Loss)	$(10,690)	$(5,870)
Per share, diluted	$(0.05)	$(0.05)

(1)	Adjusted (provision for) benefit from income taxes is calculated using the Company's current effective tax rate prior to applying the valuation allowance against deferred tax assets.

EBITDAX Reconciliation

	Three Months Ended March 31,
	2019	2018
	(in thousands)
Net Income (Loss)	$(96,229)	$(24,937)
Adjustments to reconcile to EBITDAX:
Depreciation, depletion and amortization	72,610	40,985
Impairment, dry hole and abandonment expense	322	317
Exploration expense	25	13
Unrealized derivative (gain) loss	109,840	11,945
Incentive compensation and other non-cash charges	4,318	835
Merger transaction expense	2,414	4,763
(Gain) loss on sale of properties	(5)	408
Interest and other income	(314)	(691)
Interest expense	13,679	13,090
Provision for (benefit from) income taxes	(29,711)	—
EBITDAX	$76,949	$46,728

Discretionary cash flow, adjusted net income (loss) and EBITDAX are non-GAAP measures. These measures are presented because management believes that they provide useful additional information to investors for analysis of the Company's performance and, in the case of discretionary cash flow, liquidity. In addition, the Company believes that these measures are widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and that many investors use the published research of industry research analysts in making investment decisions.

These measures should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared in accordance with GAAP. The definition of these measures may vary among companies, and, therefore, the amounts presented may not be comparable to similarly titled measures of other companies.